Exhibit 99.1
News Release
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423
Acuity Brands Reports Fiscal 2010 Third Quarter Results
ATLANTA, June 30, 2010 — Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced fiscal 2010 third quarter net sales of $407.6 million, a 3 percent increase compared with the year-ago period. Fiscal 2010 third quarter income from continuing operations was $21.3 million compared with $22.3 million for the prior-year period. Diluted earnings per share (EPS) from continuing operations for the third quarter of fiscal 2010 were $0.48 compared with $0.52 for the prior year.
Net sales for the third quarter of fiscal 2010 were benefited by a 4 percent increase in unit volume while acquisitions and the translation impact of the stronger dollar on international sales each contributed 1 percent. These increases were partially offset by unfavorable changes in product prices and the mix of products sold. The increase in volume occurred in key products, such as lighting control devices and energy-efficient luminaires, and in key channels, such as renovation and relight and home improvement, all of which helped to offset declines in other sectors of the non-residential construction market, particularly commercial and office buildings, which were each down more than 30 percent compared with the year-ago period based on independent third-party data.
Operating profit for the third quarter of fiscal 2010 was $39.2 million. In the current year third quarter, the Company recorded a $0.3 million pre-tax adjustment to reduce its previously recorded special charge for streamlining activities reflecting lower than originally planned employee severance and benefit costs. Excluding the special charge adjustment, adjusted operating profit for the third quarter of fiscal 2010 was $38.9 million, or 9.5 percent of net sales, compared with $41.5 million, or 10.5 percent of net sales, for the prior-year period.
Mr. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “We are very pleased with our fiscal 2010 third quarter results as we continue to execute extremely well in a challenging environment. We achieved unit volume growth while certain key markets, such as commercial and office construction, continue to be negatively impacted by lower economic activity and tight lending standards for real estate. Similarly, we were encouraged by the improvement in our gross profit margin, which increased 140 basis points year-over-year to 40.1 percent.

We improved our gross profit margin while experiencing price competition in certain channels and geographies, which we anticipated, and unfavorable changes in the mix of products sold.”
Selling, distribution and administrative (“SD&A”) expenses for the third quarter of fiscal 2010 increased to $124.7 million compared with $112.1 million in the prior-year period. SD&A expenses as a percentage of net sales increased 230 basis points year-over-year to 30.6 percent. Approximately half of the increase was attributable to higher incentive compensation expense due to expectations of current-year performance relative to the Company’s served market as well as severely curtailed incentives earned in the prior fiscal year. The remainder of the increase in SD&A expenses was due primarily to higher commission and freight costs to support the additional sales volume as well as increased investments in key areas of the business for new product introductions, renovation and relight, and expansion in the home improvement channel. The increased costs for these investments were partially offset by savings realized from previous streamlining actions. Mr. Nagel commented, “We believe our third quarter results reflect both the strong execution of our associates in a difficult market and the costs of various investments we continue to make in the business that are expected to contribute to revenue growth in fiscal 2011 and beyond. We estimate these investments reduced our operating profit margin in the third quarter by more than 100 basis points.”
Year-to-Date Results
Net sales for the first nine months of fiscal 2010 were $1,182.7 million compared with $1,234.8 million for the prior-year period, a decrease of 4.2 percent. Operating profit for the first nine months of fiscal 2010 was $109.7 million compared with $103.8 million for the year-ago period. Excluding the special charges for streamlining activities, adjusted operating profit for the first nine months of fiscal 2010 was $114.9 million, or 9.7 percent of net sales, compared with $130.4 million, or 10.6 percent of net sales, for the prior-year period. Income from continuing operations for the first nine months of fiscal 2010 was $51.8 million compared with $56.1 million for the prior-year period. Excluding the impact of special charges for streamlining activities in both periods and the loss associated with the early retirement of debt which incurred in the second quarter of fiscal 2010, adjusted income from continuing operations for the first nine months of fiscal 2010 was $62.0 million, a decrease of 15 percent compared with $72.9 million for the prior-year period. Diluted EPS from continuing operations for the first nine months of fiscal 2010 were $1.17 compared with $1.34 per share for the prior-year period.

Excluding the impact of special charges for streamlining activities and the loss associated with the early retirement of debt, adjusted diluted EPS from continuing operations for the first nine months of fiscal 2010 were $1.41, a decrease of 19 percent compared with $1.74 for the year-ago period.
Cash and cash equivalents at the end of the third fiscal quarter totaled $194.5 million, an increase of $175.8 million from the $18.7 million at the beginning of the fiscal year. The increase in cash was due primarily to $108.6 million of net proceeds from debt refinancing activities and $97.0 million of cash flow generated by operations, partially offset by $15.9 million in capital expenditures and $17.0 million of dividends paid to stockholders.
Outlook
Mr. Nagel commented, “We expect the economic environment for the remainder of our fiscal year 2010 to remain challenging. Key indicators continue to signal declines for non-residential construction activity for the balance of 2010 and into 2011. Independent third-party forecasts continue to signal that for our fiscal 2010 the year-over-year percentage decline for net sales in the overall markets we serve will be in the mid-teens. Despite these challenges, we continue to see opportunities.
“In addition to our fiscal 2009 acquisitions of Sensor Switch and LC&D, which significantly increased our presence in the growing lighting controls market, we are accelerating investments to create more innovative and energy-efficient products, enhance services to our customers, and expand market presence in key geographies and sectors such as home centers and the renovation and relight market. We believe these strategic initiatives provide growth opportunities in 2011 which should enable us to outperform the overall markets we serve.
“We see the potential for increases in material and component costs and we will be as vigilant as possible in our pricing strategies to protect our margins, including an announced price increase on most products effective at the end of this past May. Notwithstanding efforts to recoup higher costs, pricing will continue to be competitive. We expect to partially offset this negative impact through productivity improvements, benefits from new product introductions, and expanded market presence. Additionally, there is an industry-wide shortage of certain types of electronic ballasts and drivers due to a global shortage of certain common electronic components.

This has resulted in extended lead times and limited availability for some ballasts and drivers. This situation is forecast to persist for the near future and may adversely impact shipments in the fiscal fourth quarter.
“Although fiscal 2010 results will continue to be negatively impacted by current economic conditions, we remain very positive about the long-term potential of our company and our ability to outperform the market. We continue to position the Company to optimize short-term performance while investing in and deploying resources to further our long-term profitable growth opportunities. We intend to invest approximately $25 million in capital expenditures during fiscal 2010, and we estimate our annual tax rate to be approximately 34 percent for the year.”
Mr. Nagel concluded, “Looking beyond the current environment, we believe the lighting and lighting-related industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront, and we believe we are well positioned to fully participate in this exciting industry.”
Other News
As part of the sale of $350 million of notes issued by Acuity Brands Lighting, Inc. (“ABL) in a private placement transaction last December, the Company agreed to exchange the notes for SEC-registered notes. Today, ABL expects to file a registration statement on Form S-4 with the SEC in order to complete the registered exchange offer. In connection with the filing of the registration statement, in accordance with SEC Rule 3-10, the Company will provide certain financial information of ABL, as the issuer of the notes, and ABL IP Holding LLC (“ABL IP Holding”), as a guarantor of the notes. The Company has updated the financial statements originally included in the Company’s fiscal 2009 Form 10-K to include the same required footnote disclosure for ABL and ABL IP Holding. Today, restated versions of the financial statements originally included in the fiscal 2009 Form 10-K, together with updated selected financial data and the accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations are expected to be filed with a Current Report on Form 8-K.

Accounting Standards Adopted in Fiscal 2010
Included in the accounting standards that the Company adopted in the first quarter of fiscal 2010 was the two-class method as required under ASC 260. The two-class method is an earnings allocation method for computing EPS when a company’s capital structure includes two or more classes of common stock or common stock and participating securities; EPS is determined based on dividends declared on common stock and participating securities and participation rights of participating securities in any undistributed earnings. EPS is reduced as a result of including the participating securities in the calculation of EPS. The adoption of the two-class method reduced diluted EPS for the third quarter and first nine months of fiscal 2009 by $0.02 and $0.02, respectively.
Non-GAAP Financial Measures
Acuity Brands’ management included in the above news release the terms “adjusted operating profit”, “adjusted operating profit margin”, “adjusted income from continuing operations”, and “adjusted diluted EPS” which are non-GAAP financial measures provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes that adjusted operating profit, adjusted operating profit margin, adjusted income from continuing operations, and adjusted diluted EPS provide useful information to investors by excluding or adjusting items related to (a) streamlining and manufacturing consolidation activities which affected the Company’s reported operating results in fiscal 2009 and 2010 and (b) the loss on the early retirement of debt which affected income and diluted EPS in the third quarter of fiscal 2010. Management believes these special items impacted the comparability of the Company’s results and that these items are not reflective of fixed costs that the Company will incur over the long term. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measure for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin”, respectively, which include the impact of streamlining and manufacturing consolidation activities. The most directly comparable GAAP measures for adjusted income from continuing operations and adjusted diluted EPS are “income from continuing operations” and “diluted EPS,” respectively; both GAAP measures include the impact of special charges and the loss on early retirement of debt. The non-GAAP financial measures included in this news release have been reconciled to the nearest GAAP measure.

Conference Call
As previously announced, the Company will host a conference call to discuss third quarter results today, June 30, 2010, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc., the parent company of Acuity Brands Lighting, Inc. and other subsidiaries, is one of the world’s leading providers of lighting fixtures and related products and services with fiscal year 2009 net sales of over $1.6 billion. The Company’s brands include Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, RELOC®, MetalOptics®, Antique Street Lamps™, Tersen™, Synergy® Lighting Controls, Sensor Switch® , Lighting Control & Design™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,000 associates and has operations throughout North America and in Europe and Asia.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “estimates”, “forecasts,” “anticipates,” “may,” “should”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: (a) fiscal 2010 decline in non-residential construction activity and the overall markets served by the Company; (b) expectation of solid growth over the next decade for the lighting and lighting-related industry and the Company’s position to fully participate; (c) growth opportunities created by accelerating investments in innovative and energy-efficient products, enhancing services, and furthering the Company’s market presence in key geographies and sectors; (d) ability for the Company to outperform the markets it serves; (e) potential increases in material and component costs; (f) adverse impact on fiscal fourth quarter shipment from industry-wide shortage of certain ballasts and drivers and extended lead times for these components; (g) protection of margins through vigilance in pricing strategies and benefits from productivity improvements, new product introductions, and expanded market presence; (h) intentions to invest approximately $25 million in capital expenditures in fiscal 2010; and (i) fiscal 2010 annual tax rate of 34 percent. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 30, 2010 and risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2009. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and per-share data)

	May 31,	August 31,
	2010	2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$194.5	$18.7
Accounts receivable, less reserve for doubtful accounts of $1.9 at May 31, 2010 and August 31, 2009	236.0	227.4
Inventories	143.3	140.8
Deferred income taxes	17.3	16.7
Prepayments and other current assets	17.2	19.3

Total Current Assets	608.3	422.9

Property, Plant, and Equipment, at cost:
Land	7.7	7.3
Buildings and leasehold improvements	113.6	111.8
Machinery and equipment	344.6	334.7

Total Property, Plant, and Equipment	465.9	453.8
Less — Accumulated depreciation and amortization	324.8	308.0

Property, Plant, and Equipment, net	141.1	145.8

Other Assets:
Goodwill	508.9	510.6
Intangible assets	181.1	184.8
Deferred income taxes	2.7	2.6
Other long-term assets	26.6	23.9

Total Other Assets	719.3	721.9

Total Assets	$1,468.7	$1,290.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$164.2	$162.3
Current maturities of long-term debt	—	209.5
Accrued compensation	41.0	35.3
Accrued pension liabilities, current	1.2	1.2
Other accrued liabilities	73.9	67.8

Total Current Liabilities	280.3	476.1

Long-Term Debt	353.3	22.0

Accrued Pension Liabilities, less current portion	53.0	51.1

Deferred Income Taxes	11.4	13.0

Self-Insurance Reserves, less current portion	8.5	8.8

Other Long-Term Liabilities	45.3	47.4

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 50,302,333 issued and 42,954,566 outstanding at May 31, 2010; and 49,851,316 issued and 42,433,143 outstanding at August 31, 2009	0.5	0.5
Paid-in capital	657.8	647.2
Retained earnings	438.5	404.2
Accumulated other comprehensive loss items	(60.4)	(57.4)
Treasury stock, at cost, 7,347,767 shares at May 31, 2010 and 7,418,173 shares at August 31, 2009	(319.5)	(322.3)

Total Stockholders’ Equity	716.9	672.2

Total Liabilities and Stockholders’ Equity	$1,468.7	$1,290.6

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2010	2009	2010	2009
Net Sales	$407.6	$396.6	$1,182.7	$1,234.8
Cost of Products Sold	244.0	243.0	705.6	765.1

Gross Profit	163.6	153.6	477.1	469.7
Selling, Distribution, and Administrative Expenses	124.7	112.1	362.2	339.3
Special Charge	(0.3)	—	5.2	26.6

Operating Profit	39.2	41.5	109.7	103.8
Other Expense (Income):
Interest expense, net	7.3	6.4	22.1	21.9
Loss on early debt extinguishment	—	—	10.5	—
Miscellaneous expense (income), net	(1.0)	2.0	(1.1)	(2.2)

Total Other Expense	6.3	8.4	31.5	19.7

Income from Continuing Operations before Provision for Income Taxes	32.9	33.1	78.2	84.1
Provision for Income Taxes	11.6	10.8	26.4	28.0

Income from Continuing Operations	21.3	22.3	51.8	56.1
Income (Loss) from Discontinued Operations	—	(0.3)	0.6	(0.3)

Net Income	$21.3	$22.0	$52.4	$55.8

Earnings Per Share:
Basic Earnings per Share from Continuing Operations	$0.49	$0.53	$1.20	$1.36
Basic Earnings (Loss) per Share from Discontinued Operations
	—	(0.01)	0.01	(0.01)

Basic Earnings per Share	$0.49	$0.52	$1.21	$1.35

Basic Weighted Average Number of Shares Outstanding	42.7	40.9	42.5	40.4

Diluted Earnings per Share from Continuing Operations	$0.48	$0.52	$1.17	$1.34
Diluted Earnings (Loss) per Share from Discontinued Operations	—	(0.01)	0.01	(0.01)

Diluted Earnings per Share	$0.48	$0.51	$1.18	$1.33

Diluted Weighted Average Number of Shares Outstanding	43.5	41.7	43.3	41.1

Dividends Declared per Share	$0.13	$0.13	$0.39	$0.39

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Nine Months Ended
	May 31,
	2010	2009
Cash Provided by (Used for) Operating Activities:
Net income	$52.4	$55.8
Add: (Gain) Loss from Discontinued Operations	(0.6)	0.3

Income from Continuing Operations	51.8	56.1

Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	27.7	26.1
Excess tax benefits from share-based payments	(1.5)	(0.6)
Loss on early debt extinguishment	10.5	—
Loss on the sale or disposal of property, plant, and equipment	0.1	—
Asset impairments	3.4	1.6
Deferred income taxes	(2.0)	(4.5)
Other non-cash items	6.6	6.9
Change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes:
Accounts receivable	(10.2)	48.9
Inventories	(3.1)	(7.6)
Prepayments and other current assets	(2.7)	5.9
Accounts payable	2.9	(49.5)
Other current liabilities	13.4	(61.0)
Other	0.1	5.1

Net Cash Provided by Operating Activities	97.0	27.4

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(15.9)	(15.1)
Proceeds from sale of property, plant, and equipment	0.2	0.1
Acquisitions	—	(162.4)

Net Cash Used for Investing Activities	(15.7)	(177.4)

Cash Provided by (Used for) Financing Activities:
Revolving credit facility borrowings, net	—	60.8
Repayments of long-term debt	(237.9)	(160.0)
Issuance of long-term debt	346.5	—
Proceeds from stock option exercises and other	4.9	2.8
Excess tax benefits from share-based payments	1.5	0.6
Dividends paid	(17.0)	(16.0)

Net Cash Provided by (Used for) Financing Activities	98.0	(111.8)

Cash from Discontinued Operations:
Net Cash (Used for) Provided by Operating Activities	—	(0.3)

Net Cash Used for Discontinued Operations	—	(0.3)
Effect of Exchange Rate Changes on Cash	(3.5)	(6.7)

Net Change in Cash and Cash Equivalents	175.8	(268.8)
Cash and Cash Equivalents at Beginning of Period	18.7	297.1

Cash and Cash Equivalents at End of Period	$194.5	$28.3

Supplemental Cash Flow Information:
Income taxes paid during the period	$25.0	$32.0
Interest paid during the period	$17.9	$26.7

ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The table below reconciles certain U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures to the corresponding non-GAAP measures, which exclude special charges associated with actions to accelerate the streamlining of the organization, including the consolidation of certain manufacturing facilities and the loss on the early extinguishment of debt. These non-GAAP financial measures, including adjusted operating profit, adjusted operating profit margin, adjusted income from continuing operations, and adjusted diluted earnings per share, are provided to enhance the user‘s overall understanding of the Company‘s current financial performance. Specifically, the Company believes these non-U.S. GAAP measures provide greater comparability and enhanced visibility into results excluding the impact of the special charges and loss on the early extinguishment of debt. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP.

	THREE MONTHS ENDED
	May 31
	2010		2009
		% of Sales		% of Sales
Net Sales	$407.6		$396.6

Operating Profit (GAAP)	$39.2	9.6%	$41.5	10.5%
Subtract: Special Charge Adjustment	(0.3)	(0.1%)	—	0.0%

Adjusted Operating Profit (Non-GAAP)	$38.9	9.5%	$41.5	10.5%

Income from Continuing Operations (GAAP)	$21.3		$22.3
Subtract: Special Charge Adjustment	(0.2)		—

Adjusted Income from Continuing Operations (Non-GAAP)	$21.1		$22.3

Diluted Earnings Per Share from Continuing Operations (GAAP)	$0.48		$0.52
Subtract: Special Charge Adjustment	—		—

Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$0.48		$0.52

	NINE MONTHS ENDED
	May 31
	2010		2009
		% of Sales		% of Sales
Net Sales	$1,182.7		$1,234.8

Operating Profit (GAAP)	$109.7	9.3%	$103.8	8.4%
Add-back: Special Charge	5.2	0.4%	26.6	2.2%

Adjusted Operating Profit (Non-GAAP)	$114.9	9.7%	$130.4	10.6%

Income from Continuing Operations (GAAP)	$51.8		$56.1
Add-back: Special Charge	3.4		16.8
Add-Back: Loss on Early Extinguishment of Debt	6.8		—

Adjusted Income from Continuing Operations (Non-GAAP)	$62.0		$72.9

Diluted Earnings Per Share from Continuing Operations (GAAP)	$1.17		$1.34
Add-back: Special Charge	0.08		0.40
Add-Back: Loss on Early Extinguishment of Debt	0.16		—

Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$1.41		$1.74